Exhibit 5.1

Simpson Thacher & Bartlett LLP

2475 HANOVER STREET

PALO ALTO, CA 94304

TELEPHONE: +1-650-251-5000

FACSIMILE: +1-650-251-5002

Direct Dial Number	E-mail Address

November 27, 2020

CBRE Acquisition Holdings, Inc.

2100 McKinney Avenue, 12th Floor

Dallas, Texas 75201

Ladies and Gentlemen:

We have acted as counsel to CBRE Acquisition Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of (a) 35,000,000 SAILSM (Stakeholder Aligned Initial Listing) securities of the Company (the “Firm SAILSM securities”), each such SAILSM security consisting of one share of Class A Common Stock of the Company, par value $0.0001 per share (“Common Stock”), and one-fourth of one warrant of the Company (each whole warrant, a “Warrant”), each Warrant entitling the holder thereof to purchase one share of Common Stock as specified in the Registration Statement; (b) up to 5,250,000 additional SAILSM securities (the “Option SAILSM securities” and, together with the Firm SAILSM securities, the “SAILSM securities”) pursuant to the over-allotment option set forth in the Underwriting Agreement (as defined below); and (c) all shares of Common Stock (the “Shares”) and all Warrants to be issued as part of the SAILSM securities as specified in the Registration Statement. The SAILSM securities, the Warrants and the Shares are together referred to herein as the “Securities.”

We have examined the Registration Statement and the forms of SAILSM security certificate, Common Stock certificate, Warrant certificate, the Second Amended and Restated Certificate of Incorporation of the Company (the “Amended Charter”), the Bylaws of the Company (the “Bylaws”), the Underwriting Agreement (the “Underwriting Agreement”) to be entered into between the Company and Morgan Stanley & Co. LLC, as underwriter, and the Warrant Agreement (the “Warrant Agreement”) to be entered into between the Company and Continental Stock Transfer & Trust Company, as warrant agent, each of which have been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the Amended Charter is filed with the Secretary of State for the State of Delaware in the form filed with the Commission as an exhibit to the Registration Statement prior to the issuance of any of the Securities. We also have assumed that, at the time of execution, authentication, issuance and delivery of any of the Securities, the Underwriting Agreement and the Warrant Agreement will be the valid and legally binding obligation of each party thereto other than the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. With respect to the SAILSM securities, upon (a) the due execution, authentication, issuance and delivery, as applicable, of such SAILSM securities and the Shares and the Warrants that are the components of such SAILSM securities and (b) payment for such SAILSM securities in accordance with the Underwriting Agreement, such SAILSM securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. With respect to the Shares, upon (a) the due execution, authentication, issuance and delivery, as applicable, of the SAILSM securities and such Shares and (b) payment for such SAILSM securities in accordance with the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

3. With respect to the Warrants, upon (a) the due execution, authentication, issuance and delivery, as applicable, of the SAILSM securities and such Warrants and (b) the issuance and delivery of the SAILSM securities and the payment for such SAILSM securities in accordance with the Underwriting Agreement, such Warrants will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinions set forth in paragraphs 1 and 3 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 23 of the Warrant Agreement relating to the severability of provisions of the Warrant Agreement.

In connection with the provisions the Warrant Agreement whereby the parties submit to the jurisdiction of the courts of the United States of America for the Southern District of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the federal courts. In connection with the provisions of the Warrant Agreement that relate to forum selection (including, without limitation, any waiver of any objection to venue or any objection that a court is an inconvenient forum), we note that under N.Y.C.P.L.R. Section 510 a New York State court may have discretion to transfer the place of trial, and under 28 U.S.C. Section 1404(a) a United States District Court has discretion to transfer an action from one U.S. federal court to another.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP